UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549


                                                   SCHEDULE 13G

                                   Under the Securities and Exchange Act of 1934

                                                 (Amendment No. 5)



                                               Zoom Telephonics, Inc.
                                  ____________________________________________
                                                 (Name of Issuer)

                                                    Common Stock
                                           (Title of Class of Securities)

                                                    98976E 10 3
                                  ____________________________________________
                                                   (CUSIP Number)

CUSIP NO. 98976E 10 3


 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Frank Blase Manning
________________________________________________________

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

              N/A
________________________________________________________

 3    SEC USE ONLY

________________________________________________________

 4    CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
________________________________________________________

                            5    SOLE VOTING POWER

       NUMBER OF                         659,282 shares
         SHARES
                          ______________________________
      BENEFICIALLY
        OWNED BY            6    SHARED VOTING POWER
          EACH
       REPORTING                         0 shares
                          ______________________________
         PERSON
          WITH              7    SOLE DISPOSITIVE POWER

                                         659,282 shares
                          ______________________________

                            8    SHARED DISPOSITIVE POWER

                                         0 shares

______________________________________________________________________
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 659,282 shares
______________________________________________________________________

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                    N/A
______________________________________________________________________

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                8.8%
______________________________________________________________________

  12    TYPE OF REPORT*

                IN
______________________________________________________________________


Item 1(a)

Name of Issuer:  Zoom Telephonics, Inc.

Item 1(b)

Address of Issuer's Principal Executive Offices:
207 South Street, Boston, Massachusetts 02111

Item 2(a)

Name of Person Filing:  Frank B. Manning

Item 2(b)

Address of Principal Business Office or, if none, Residence:
207 South Street, Boston, MA  02111

Item 2(c)

Citizenship:  USA

Item 2(d)

Title of Class of Securities:  Common Stock, no par value

Item 2(e)

CUSIP Number:  98976E 10 3

Item 3

Not Applicable

Item 4

Ownership:

        (a)     Amount Beneficially Owned:  659,282 shares

        (b)     Percent of Class:  8.8%

        (c)     Number of Shares as to which such person has:

                   (i)     sole power to vote or to direct the vote:
                           659,282 shares

                  (ii)     shared power to vote or to direct the vote:
                           0 shares

                 (iii)     sole power to dispose or to direct
                           the disposition of:
                           659,282 shares

                  (iv)     shared power to dispose or to direct
                           the disposition of:
                           0 shares


Item 5

Ownership of Five Percent or Less of Class:  Not Applicable

Item 6

Ownership of More than Five Percent on Behalf of Another Person:
Not Applicable


Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
Not Applicable


Item 8

Identification and Classification of Members of the Group:
Not Applicable


Item 9

Notice of Dissolution of Group:  Not Applicable


Item 10

Certification:  Not Applicable

                                                     SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 2, 1998
Date



/s/Frank B. Manning
Signature



Frank B. Manning
Name